                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               ALBERTSON'S, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                            LOGO

ALBERTSON'S, INC.
250 PARKCENTER BOULEVARD
P.O. BOX 20
BOISE, IDAHO 83726
--------------------------------------------------------------------------------

                                                       April 17, 1998

Dear Fellow Stockholder:

It is our pleasure to invite you to attend the 1998 Annual Meeting of Stockholders. This year's Annual Meeting will be held on Friday, May 22, 1998, at 10:00 a.m., Mountain Daylight Time, in the Eyries Room at the Boise Centre on the Grove, 850 Front Street, Boise, Idaho.

Information about the business of the meeting and the nominees for election as members of the Board of Directors is set forth in the Notice of Meeting and the Proxy Statement on the following pages. This year you are asked to elect directors; to approve an increase in the authorized Common Stock of the Company; and to ratify the appointment of independent auditors for the fiscal year ending January 28, 1999. In addition, one stockholder proposal, which is opposed by your Board of Directors, may be presented for consideration and voting.

It is important that your shares be represented at the meeting. Accordingly, whether or not you plan to attend the meeting, we urge you to complete, date and sign the enclosed proxy card, and return it in the envelope provided.

We look forward to personally greeting those stockholders able to attend.

                                           Very truly yours,

                                           ALBERTSON'S, INC.

                                           /s/ Gary G. Michael
                                           Gary G. Michael
                                           Chairman of the Board
                                           and Chief Executive Officer

TABLE OF CONTENTS                                                           LOGO

--------------------------------------------------------------------------------

                                                              PAGE
------------------------------------------------------------------
Notice of Annual Meeting of Stockholders                        1
------------------------------------------------------------------
Proxy Statement                                                 2
------------------------------------------------------------------
  Voting Securities and Principal Holders Thereof               3
------------------------------------------------------------------
  Election of Directors (Proposal 1)                            5
------------------------------------------------------------------
     Nominees for Election as Class III Directors               6
------------------------------------------------------------------
     Continuing Class I Directors                               7
------------------------------------------------------------------
     Continuing Class II Directors                              8
------------------------------------------------------------------
     Certain Transactions                                      10
------------------------------------------------------------------
     Committees and Meetings of the Board of Directors         10
------------------------------------------------------------------
     Directors' Fees                                           12
------------------------------------------------------------------
  Compensation of Executive Officers                           13
------------------------------------------------------------------
     Summary Compensation Table                                13
------------------------------------------------------------------
     Option Grants in Last Fiscal Year                         16
------------------------------------------------------------------
     Aggregated Option Exercises in Last Fiscal Year and
      Fiscal Year-End Option Values                            17
------------------------------------------------------------------
     Retirement Benefits                                       17
------------------------------------------------------------------
     Compensation Committee/Executive Committee Report         19
------------------------------------------------------------------
     Compensation Committee and Executive Committee
      Interlocks and Insider Participation                     22
------------------------------------------------------------------
     Performance Graph                                         23
------------------------------------------------------------------
  Approval of Amendment of the Restated Certificate of
     Incorporation to Increase Authorized Shares of Common
     Stock (Proposal 2)                                        24
------------------------------------------------------------------
  Ratification of Appointment of Independent Auditors
     (Proposal 3)                                              26
------------------------------------------------------------------
  Stockholder Proposal (Proposal 4)                            27
------------------------------------------------------------------
     Board of Directors' Statement in Opposition               28
------------------------------------------------------------------
  Other Matters                                                28
------------------------------------------------------------------
  Section 16(a) Beneficial Ownership Reporting Compliance      28
------------------------------------------------------------------
  Deadline for Receipt of Stockholders' Proposals              28
------------------------------------------------------------------
  Proposed Amendment to Article Fourth of the Restated
     Certificate of Incorporation
     (Exhibit A)                                              A-1
------------------------------------------------------------------

                            FREE PARKING FOR MEETING

For three hours of free parking at the Eastman Garage, Capital Terrace Garage, Grove Street Garage (roof-top only), Boulevard Garage (under The Grove Hotel) and surface parking areas as indicated on the map below, your admittance badge for the Meeting will include a validation sticker. Handicap parking is available as indicated on the map. Parking is not available at Boise Centre on the Grove.

                          [MAP OF PARKING FOR MEETING]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 22, 1998, AT BOISE, IDAHO
                                                                           LOGO

--------------------------------------------------------------------------------

TO THE STOCKHOLDERS OF ALBERTSON'S, INC.:

The Annual Meeting of Stockholders of Albertson's, Inc., a Delaware corporation (the "Company"), will be held on Friday, May 22, 1998, at 10:00 a.m., Mountain Daylight Time, in the Eyries Room at the Boise Centre on the Grove, 850 Front Street, Boise, Idaho, for the following purposes:

(1) To elect five Class III directors to hold office for three years;

(2) To act upon a proposal to amend Article Fourth of the Company's Restated Certificate of Incorporation to increase the Company's authorized Common Stock from 600 million shares to 1.2 billion shares;

(3) To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending January 28, 1999;

(4) To consider and act upon, if properly presented, one proposal submitted by a single stockholder and opposed by the Board of Directors; and

(5) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

Stockholders of record at the close of business on April 7, 1998, will be entitled to notice of, and to vote at, the meeting.

A complete list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for the ten-day period ending immediately prior to the date of the meeting at 250 Parkcenter Boulevard, Boise, Idaho.

All stockholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE RETURN YOUR PROXY PROMPTLY. It is important that you mark, sign, date and return the accompanying Proxy, regardless of the size of your holdings, as promptly as possible. A postage prepaid envelope (if mailed in the United States) is enclosed for your convenience.

Any stockholder of record attending the meeting may vote in person even if that stockholder returned a proxy card. If you plan to attend the meeting and your shares are held in the name of a broker or other nominee, please bring a statement or letter from the broker or nominee confirming your ownership of shares.

                                         By Order of the Board of Directors

                                         [SIG]
                                         Kaye L. O'Riordan
                                         Vice President and Corporate Secretary

                                         April 17, 1998

                YOUR COPY OF THE COMPANY'S ANNUAL REPORT FOR THE

                FISCAL YEAR ENDED JANUARY 29, 1998 IS ENCLOSED.

PROXY STATEMENT

--------------------------------------------------------------------------------

This Proxy Statement and the accompanying proxy card, which are being mailed to stockholders on or about April 17, 1998, are furnished in connection with the solicitation of proxies by the Board of Directors of Albertson's, Inc., a Delaware corporation ("Company"), for use at the Annual Meeting of Stockholders to be held on May 22, 1998, including any adjournments or postponements thereof.

The Annual Meeting is called for the purposes stated in the accompanying Notice of Meeting. All stockholders of record of the Company's Common Stock as of the close of business on April 7, 1998 are entitled to vote at the meeting. As of that date, there were 245,781,966 shares of Common Stock outstanding. On each matter coming before the meeting, a stockholder is entitled to one vote for each share of stock held of record as of the record date.

If the accompanying proxy card is properly signed and is not revoked by the stockholder, the shares it represents will be voted at the meeting by the proxy holder in accordance with the instructions of the stockholder. If no specific instructions are designated, the shares will be voted as recommended by the Board of Directors.

A proxy may be revoked at any time before it is voted at the meeting. Any stockholder who attends the meeting and wishes to vote in person may revoke his or her proxy at that time. Otherwise, revocation of a proxy must be mailed or delivered to the Corporate Secretary of the Company at 250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho 83726 and received prior to the meeting.

This solicitation is made on behalf of the Board of Directors and all expenses of this solicitation will be paid by the Company. Initial solicitations will be made by mail. However, in order to assure sufficient representation, some directors, officers or regular employees of the Company may solicit proxies in person or by telephone, facsimile or telegram without special compensation. Also, to assist in the solicitation of proxies, the Company has engaged Georgeson and Company, Inc. for a fee estimated not to exceed $25,000 plus reimbursement of expenses. In addition, arrangements have been made with brokerage houses and other custodians to send proxies and proxy solicitation material to their principals, and the Company will reimburse such brokerage houses and custodians for their expenses in doing so.

Under Delaware law and the Company's Restated Certificate of Incorporation, if a quorum is present at the meeting (i) there will be an election of directors and, if they receive a plurality of the votes cast in the election of directors, the five nominees will be elected; (ii) proposal 2 must be approved by the affirmative vote of holders of a majority of the Company's issued and outstanding shares entitled to vote at the meeting; and (iii) proposal 3 and the stockholder proposal, if properly brought before the meeting, must be approved by the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. With regard to the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. With regard to proposals 2 and 3 and the stockholder proposal, if properly brought before the meeting, and other matters that may properly come before the meeting, abstentions will be counted and will have the same effect as a vote against the matter, and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

                                                                          [LOGO]
--------------------------------------------------------------------------------

The following table shows the persons (including any group deemed a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company who beneficially own more than 5% of the Company's Common Stock. It also shows beneficial ownership for each director, for each executive officer named in the Summary Compensation Table and for the executive officers and directors as a group.

                    SHARES BENEFICIALLY OWNED AND NATURE OF
                  BENEFICIAL OWNERSHIP AS OF MARCH 26, 1998(1)
--------------------------------------------------------------------------------

                                                                                          AGGREGATE
      NAME (AND ADDRESS                         SHARED        SOLE           SHARED         AMOUNT       PERCENT
        FOR BENEFICIAL          SOLE VOTING     VOTING     INVESTMENT      INVESTMENT    BENEFICIALLY      OF
       OWNERS OVER 5%)             POWER         POWER       POWER           POWER         OWNED(2)       CLASS
----------------------------------------------------------------------------------------------------------------
Markus Stiftung(3)              29,152,800            --   29,152,800             --      29,152,800      11.85%
  Timmasper Weg
  2353 Nortorf
  Federal Republic of Germany
J.A. and Kathryn Albertson      21,422,446            --   21,422,446             --      21,422,446       8.71%
  Foundation, Inc.(4)
  501 BaybrookCourt,
  P.O. Box 70002
  Boise, ID 83707-0102
Kathryn Albertson                    4,000(5)             --        4,000(5)               --         4,000(5)         +
A. Gary Ames                        11,000(5)             --       11,000(5)               --        11,000(5)         +
Cecil D. Andrus                      9,300(5)            800        9,300(5)              800        10,100(5)         +
John B. Carley                     518,942                --      517,950(6)               --       518,942            +
Paul I. Corddry                      6,000(5)         10,000        6,000(5)           10,000        16,000(5)         +
John B. Fery                        23,285(5)             --       23,285(5)               --        23,285(5)         +
Clark A. Johnson                    26,850             4,000       26,850               4,000        30,850            +
Charles D. Lein                     13,925(5)         14,200       13,925(5)           14,200        28,125(5)         +
Warren E. McCain                 1,135,970(5)             --    1,135,970(5)               --     1,135,970(5)         +
Gary G. Michael                    251,203                --      250,311(6)               --       251,203            +
Beatriz Rivera                       6,000(5)             --        6,000(5)               --         6,000(5)         +
J.B. Scott                           4,000(5)      6,003,600        4,000(5)        6,003,600     6,007,600(5)      2.44%
Thomas L. Stevens, Jr.               2,500(5)             --        2,500(5)               --         2,500(5)         +
Will M. Storey                      11,000(5)             --       11,000(5)               --        11,000(5)         +
Steven D. Symms                      4,000(5)          3,502        4,000(5)            3,502         7,502(5)         +
Richard L. King                      4,636            16,472        4,139(6)           16,472        21,108            +
Carl W. Pennington                  20,923(7)        162,000       20,000(6,7)        162,000       182,923(7)         +
Ronald D. Walk                      14,808(7)        251,876       13,885(6,7)        251,876       266,684(7)         +
All directors (including         2,462,479(5,7)    6,755,114    2,451,141(5,6,7)    6,755,114     9,217,593(5,7)    3.75%
  nominees) and all executive
  officers as a group(31)
----------------------------------------------------------------------------------------------------------------

+ Indicates that the percentage of shares beneficially owned does not exceed one percent of the Company's outstanding Common Stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Shares are considered to be "beneficially" owned if the person has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to be the beneficial owner of shares if that person has the right to acquire beneficial ownership of the shares within 60 days following March 26, 1998.

(2) Each director and executive officer disclaims beneficial ownership of any shares owned by his or her spouse, children or grandchildren and by trusts for such persons, whether or not the director or officer is a trustee or co-trustee thereof.

--------------------------------------------------------------------------------

(3) According to a Schedule 13D filed with the Securities and Exchange Commission on or about January 18, 1990, Mr. Theo Albrecht is also a beneficial owner of these shares. Mr. Albrecht's address is the same as that of Markus Stiftung.

On February 15, 1980, the Company entered into an agreement with Theo Albrecht Stiftung, the name of which was changed to Markus Stiftung on April 22, 1988, relating to its ownership of the Company's voting securities. As amended on April 11, 1984, September 25, 1989 and December 5, 1994, this agreement provides that until February 14, 2000 (subject to earlier termination under certain limited circumstances), (i) Markus Stiftung shall not acquire or permit its affiliates to acquire any additional shares of the Company's Common Stock or any other voting securities of the Company if such acquisition would cause it or its affiliates to own directly or indirectly more than 14% of the Company's outstanding voting securities; provided that, if the number of outstanding voting securities is reduced for any reason, including purchases by the Company of its voting securities, Markus Stiftung shall not be required to dispose of any of its holdings of voting securities even if such reduction in outstanding voting securities results in Markus Stiftung owning in excess of 14% of the outstanding voting securities, and (ii) the Company has a right of first refusal with respect to the voting securities of the Company held by Markus Stiftung if it should desire to dispose of such securities. This agreement also restricts the manner in which the voting securities of the Company may be sold by Markus Stiftung in the event the Company does not elect to exercise such right of first refusal.

(4) The Chairman of the Board of the J.A. and Kathryn Albertson Foundation, Inc. (the "Foundation") is J.B. Scott and Kathryn Albertson is a Vice President and a director of the Foundation. Cecil D. Andrus is a director of the Foundation.

On May 22, 1997, Alscott Limited Partnership #1, a Texas limited partnership, transferred 20,842,446 shares of the Common Stock of the Company (the "Foundation Stock") to Kathryn Albertson. On May 22, 1997, Kathryn Albertson transferred the Foundation Stock to the Foundation. On May 21, 1997, the Company and the Foundation entered into an agreement giving the Company certain rights of first refusal should the Foundation wish to sell the Foundation Stock (the "Foundation Agreement").

The Foundation Agreement provides that in the event the Foundation proposes to transfer (other than through charitable donations) any of the Foundation Stock, the Company shall be given notice and an opportunity to purchase such Foundation Stock for a specified period at a price that is approximately 96% of the then market price and upon terms set forth in the notice. Should the Company decline to exercise its option to purchase all of such Foundation Stock offered for sale within the specified period, the Foundation may sell such Foundation Stock on terms and at a price equivalent to or exceeding that offered to the Company within 45 days.

The Foundation may make charitable donations of up to 5% of the Common Stock held by the Foundation each year, provided that each donee of Foundation Stock must agree to (i) offer to sell to the Company all of the Foundation Stock received as a charitable donation at a price that is approximately 96% of the then market price and (ii) sell all of such Foundation Stock on the open market within 30 days following receipt of the charitable donation if the Company does not accept the offer.

Except as summarized above, the Foundation Agreement does not in any respect deprive the Foundation of the rights of ownership of the Foundation Stock, including unrestricted voting rights and the right to receive and retain all cash and stock dividends.

(5) Includes 2,000 shares in the case of Thomas L. Stevens, Jr.; 3,730 shares in the case of Beatriz Rivera; 4,000 shares in the case of each of Kathryn Albertson, Warren E. McCain, J.B. Scott and Steven D. Symms, and 6,000 shares in the case of each remaining indicated director (57,730 shares total) not held of record on March 26, 1998, but which could have been acquired within 60 days thereafter under the Company's 1995 Stock Option Plan for Non-Employee Directors.

(6) Shares credited to the Employee Stock Ownership Plan accounts of the individuals named and all executive officers as a group are not included in the column headed "Sole Investment Power" since the shares cannot be sold. Such shares are included in the column headed "Sole Voting Power" and in the column headed "Aggregate Amount Beneficially Owned."

(7) Includes 96,000 shares not held of record on March 26, 1998, but which could have been acquired within 60 days thereafter under the Company's 1982 Incentive Stock Option Plan and 1986 Nonqualified Stock Option Plan by certain executive officers included in all executive officers as a group. Of these shares, 20,000 shares could have been acquired within 60 days thereafter under the Company's 1986 Nonqualified Stock Option Plan by Carl W. Pennington; and 10,000 shares could have been acquired within 60 days thereafter under the Company's 1986 Nonqualified Stock Option Plan by Ronald D. Walk. Includes 21,609 shares as to which certain directors and executive officers included in all directors and executive officers as a group have sole voting and investment power but which are held for minor children and relatives and as to which they disclaim any other beneficial interest. None of these shares could have been acquired by or are held by any of the named individuals.

                                                                            LOGO

--------------------------------------------------------------------------------

ELECTION OF DIRECTORS
(PROPOSAL 1)

--------------------------------------------------------------------------------

The Board of Directors is divided into three classes, each serving for a three-year term. Each class consists of five directors, and all the directors in one class stand for election each year. This year, the five Class III directors are to be elected for three-year terms.

The Board of Directors has nominated the following candidates to stand for election as Class III directors, all of whom are nominated for terms expiring in 2001: Cecil D. Andrus, John B. Fery, Richard L. King, J.B. Scott and Will M. Storey. Except as otherwise specified in any proxy, the proxies will be voted for the election of all these nominees.

The Board of Directors is informed that each of the five nominees has consented to being named in this Proxy Statement as a nominee for director and to serve as a director if elected; however, if for any reason any of the nominees shall become unavailable for election, the proxy will be voted as directed by the Board of Directors. It is not anticipated that any nominee will be unavailable for election.

All of the nominees are now directors of the Company, except Richard L. King who has been nominated by the Board upon the recommendation of the Nominating Committee for election as a Class III Director and who has not previously been elected by the stockholders. Each of the other nominees has previously been elected by the stockholders.

Information as to the nominees and as to each other director whose term will continue after the 1998 Annual Meeting of Stockholders is given on pages 6-9. Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years. Directors' ages are as of March 26, 1998.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS
TERM EXPIRING IN 2001

--------------------------------------------------------------------------------

CECIL D. ANDRUS

Director
since 1995

Age 66

Chairman of the Andrus Center for Public Policy, a public policy forum located at Boise State University dealing in natural resource issues, since January 1995 and of counsel to the Gallatin Group, a consulting firm, since February 1995. Elected Governor of the State of Idaho in 1987 and served until January 1995. Served as Secretary of the Interior in the Carter Administration from 1977 through 1980. Mr. Andrus is a director of Coeur d'Alene Mines Corp., KeyCorp., PCS Learning Centers and the J.A. and Kathryn Albertson Foundation, Inc., focusing on education within Idaho. Member of the Executive and Grantor Trust Committees.

--------------------------------------------------------------------------------

JOHN B. FERY

Director
since 1974

Age 68

Served as Chairman of the Board of Boise Cascade Corporation, a timber and paper products company, until his retirement in 1995 and Chief Executive Officer from 1972 to 1994. Mr. Fery is a director of Hewlett-Packard Company, The Boeing Company and U.S. Bancorp. Chairman of the Compensation Committee and member of the Executive and Grantor Trust Committees.

--------------------------------------------------------------------------------

RICHARD L. KING

Age 48

President and Chief Operating Officer of the Company since February 1996. Formerly Senior Vice President and Regional Manager of the Company from November 1994; Group Vice President, Merchandising of the Company from January 1994; and Vice President, Rocky Mountain Division of the Company from 1992.

--------------------------------------------------------------------------------

J.B. SCOTT

Director
since 1993

Age 44

Chairman of the Board of Directors of Alscott, Inc., real estate and other investments. Grandson of Kathryn Albertson. Mr. Scott is Chairman of the Board and a director of the J.A. and Kathryn Albertson Foundation, Inc., focusing on education within Idaho. Member of the Audit Committee.

--------------------------------------------------------------------------------

                                                                            LOGO

--------------------------------------------------------------------------------

WILL M. STOREY

Director
since 1992

Age 66

Served as Executive Vice President and Chief Financial Officer, American President Companies, Inc., a provider of container transportation services, until his retirement in 1995. Mr. Storey is a director of Eagle-Pitcher Industries, Inc. Member of the Audit and Compensation Committees.

--------------------------------------------------------------------------------
CONTINUING CLASS I DIRECTORS
TERM EXPIRING IN 1999
--------------------------------------------------------------------------------

CLARK A. JOHNSON

Director
since 1989

Age 66

Chairman of the Board and Chief Executive Officer of Pier 1 Imports, Inc., a retailer of imported goods. Mr. Johnson is a director of Pier 1 Imports, Inc., Heritage Media Corporation, InterTan, Inc. and Metromedia International Group. Member of the Compensation, Nominating and Grantor Trust Committees.

--------------------------------------------------------------------------------

CHARLES D. LEIN

Director
since 1975

Age 56

President and Chief Operating Officer of Stuller Settings, Inc., a jewelry manufacturing company, and its subsidiaries, Stuller Service Centers, Inc., Stuller Thailand Limited, Stuller Israel Diamonds Limited and Stuller Manufacturing, Inc., since January 1994. Formerly Chairman of the Board, President and Chief Executive Officer of Black Hills Jewelry Manufacturing Co. from 1982 to 1993. President, University of South Dakota from 1977 to 1982 and Dean of the College of Business, Boise State University from 1973 to 1977. Mr. Lein is a director of Stuller Settings, Inc. and First National Bank of Lafayette. Chairman of the Audit Committee and member of the Executive Committee.

--------------------------------------------------------------------------------

GARY G. MICHAEL

Director
since 1979

Age 57

Chairman of the Board and Chief Executive Officer of the Company. Mr. Michael is the Chairman of the Board of Directors of the Federal Reserve Bank of San Francisco and a director of Boise Cascade Corporation and Questar Corporation. Chairman of the Non-Employee Directors' Deferred Compensation Committee and member of the Executive Committee.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

THOMAS L. STEVENS, JR.

Director
since 1996

Age 64

Served as President, Los Angeles Trade-Technical College (LATTC) until his retirement in 1996. Mr. Stevens was a member of the Board of Directors of the Federal Reserve Bank of San Francisco, Los Angeles Branch until his retirement from LATTC. He is the Chairman of the Board of the Achievement Council and the Los Angeles Opportunities Industrialization Center, Inc. Member of the Audit and Nominating Committees.

--------------------------------------------------------------------------------

STEVEN D. SYMMS

Director
since 1993

Age 59

President of Symms, Lehn & Associates, Inc., a consulting firm, since January 1993. Elected United States Senator from the State of Idaho in 1980 and served until January 1993. Vice President and Secretary of Boise Air Service, Inc. since 1983. Mr. Symms is a director of Symms, Lehn & Associates, Inc., Boise Air Service, Inc. and Symms Fruit Ranch, Inc. Member of the Audit Committee.

--------------------------------------------------------------------------------
CONTINUING CLASS II DIRECTORS
TERMS EXPIRING IN 2000
--------------------------------------------------------------------------------

KATHRYN ALBERTSON

Director
since 1958

Age 89

Vice President and a director of the J.A. and Kathryn Albertson Foundation, Inc., focusing on education within Idaho. Prior to 1997, President and a director of Alscott, Inc., real estate and other investments. Grandmother of J.B. Scott.

--------------------------------------------------------------------------------

A. GARY AMES

Director
since 1988

Age 53

President and Chief Executive Officer, U S WEST International, a telecommunications company and a wholly-owned subsidiary of U S WEST, Inc., since July 1995. President and Chief Executive Officer, U S West Communications from 1990 to 1995. Mr. Ames is a director of Flextech, Tektronix, Inc. and Telewest. Chairman of the Grantor Trust Committee and member of the Compensation and Nominating Committees.

--------------------------------------------------------------------------------

                                                                            LOGO

--------------------------------------------------------------------------------

JOHN B. CARLEY

Director
since 1979

Age 64

Chairman of the Executive Committee of the Board of Directors since February 2, 1996 and formerly President and Chief Operating Officer of the Company. Mr. Carley is a director of Boise Cascade Office Products Corporation, Idaho Power Company and AgriBeef Co. Chairman of the Executive Committee and member of the Nominating and Non-Employee Directors' Deferred Compensation Committees.

--------------------------------------------------------------------------------

PAUL I. CORDDRY

Director
since 1987

Age 61

Served as Senior Vice President, Europe, of H.J. Heinz Company, a worldwide provider of processed food products and services, until his retirement in 1992. Mr. Corddry is a director of Ameristar Casinos, Inc. Member of the Audit and Grantor Trust Committees.

--------------------------------------------------------------------------------

BEATRIZ RIVERA

Director
since 1995

Age 47

Member of the Public Utilities Commission of the State of New Mexico since 1995. Formerly owner of Infiniti of Albuquerque, an automobile dealership, from 1990 to 1995. Ms. Rivera is a director of the Tomas Rivera Center, a trustee of the University of New Mexico Foundation and a member of the Defense Advisory Committee on Women in the Services. Member of the Audit and Nominating Committees.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CERTAIN TRANSACTIONS

--------------------------------------------------------------------------------

During the fiscal year ended January 29, 1998, two store leases and one office space lease were held by Alscott Real Estate LLC, as landlord, and Albertson's, Inc., as tenant. Alscott Real Estate LLC is managed by Alscott, Inc., an Idaho corporation of which J.B. Scott, a director of the Company, is Chairman of the Board and has a majority ownership interest. The terms of the two store leases are for periods of 37 and 46 years with expiration dates occurring in 2007 and 2005. The office space lease is for a 20 year term expiring in 2017. The total rentals and common area maintenance fees paid by the Company under the leases to this landlord during the fiscal year ended January 29, 1998 were $928,559.

Steven D. Symms, a director of the Company, is a director of Symms Fruit Ranch, Inc. During the fiscal year ended January 29, 1998, the Company paid Symms Fruit Ranch $230,662 for food products purchased for resale in the Company's stores.

Richard Ogle, son-in-law of Warren E. McCain, a director of the Company, is the owner of The Office Environment Company, an office supply company. During the fiscal year ended January 29, 1998, the Company paid $1,621,619 to The Office Environment Company for office furniture, equipment and supplies.

James Smith, brother-in-law of Richard J. Navarro, Group Vice President and Controller of the Company, is the owner of Tynick Services, Inc., a retail and wholesale electronics distributor. During the fiscal year ended January 29, 1998, the Company paid $257,476 to Tynick Services, Inc. for electronics equipment.

In the opinion of management, all of the foregoing transactions were fair and reasonable and were entered into on terms not less favorable than could be obtained in transactions with responsible third parties.

--------------------------------------------------------------------------------

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

--------------------------------------------------------------------------------

The Board of Directors held four regular meetings and three special meetings during the last full fiscal year of the Company. All incumbent directors attended at least 75% of the total meetings of the Board of Directors and the committees of which they were members.

The Company has an Executive Committee, which is a standing committee of the Board of Directors, presently consisting of six members who are John B. Carley, Chairman, Cecil D. Andrus, John B. Fery, Charles D. Lein, Warren E. McCain and Gary G. Michael. There were five meetings of the Executive Committee held during the last fiscal year. The Executive Committee was established to exercise the authority of the Board of Directors between meetings of the full Board subject to limitations under Delaware law.

The Company has an Audit Committee, which is a standing committee of the Board of Directors, presently consisting of seven members who are Charles D. Lein, Chairman, Paul I. Corddry, Beatriz Rivera, J.B. Scott, Thomas L. Stevens, Jr., Will M. Storey and Steven D. Symms. Four meetings of the Audit Committee were held during the last fiscal year. The Audit Committee's responsibilities include: (i) reviewing the plan, scope and results of the independent audit and reporting to the full Board whether financial information is fairly presented and whether generally accepted accounting principles are followed; (ii) monitoring the internal accounting and financial functions of the Company to assure quality of staff and proper internal controls; and (iii) investigating conflicts of interest, compliance with ethical standards and compliance with laws and regulations.

The Company has a Compensation Committee, which is a standing committee of the Board of Directors, presently consisting of four members

                                                                            LOGO

--------------------------------------------------------------------------------

who are John B. Fery, Chairman, A. Gary Ames, Clark A. Johnson and Will M. Storey. Two meetings of the Compensation Committee were held during the last fiscal year. The Compensation Committee is responsible for reviewing annual salaries and bonuses paid to the officers appointed by the Board of Directors and certain other officers of the Company and for selecting key employees who are to receive stock option grants and determining the terms thereof.

The Company has a Nominating Committee, which is a standing committee of the Board of Directors, presently consisting of six members who are Warren E. McCain, Chairman, A. Gary Ames, John B. Carley, Clark A. Johnson, Beatriz Rivera and Thomas L. Stevens, Jr. There was one meeting of the Nominating Committee held during the last fiscal year. The Nominating Committee is responsible for selecting nominees to fill Board vacancies and to replace retiring members of the Board. The Nominating Committee reviews possible nominees for membership on the Board of Directors, including any nominees recommended in good faith by a registered stockholder with the consent of the proposed nominee, and makes recommendations concerning nominees to the Board of Directors. Stockholders wishing to propose director candidates for consideration by the Nominating Committee may do so by writing to the Corporate Secretary of the Company, giving the candidate's name, biographical data and qualifications. In addition, the Company's By-Laws permit stockholders to make nominations for directors at a meeting of stockholders, but only if, among other things, timely written notice of an intent to make such a nomination is given to the Corporate Secretary of the Company. To be timely, such notice, except in certain circumstances, must be received by the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

The Company has a Grantor Trust Committee, which is a special committee of the Board of Directors, presently consisting of five members who are A. Gary Ames, Chairman, Cecil D. Andrus, Paul I. Corddry, John B. Fery and Clark A. Johnson, none of whom, with the exception of Cecil D. Andrus, has a financial interest in the deferred compensation plans and trusts established by the Company for its executives. Mr. Andrus is receiving payments of compensation deferred from his service as a Director from 1984 to 1987 and will abstain from any decisions made by the Grantor Trust Committee which would affect such payments. There was one meeting of the Grantor Trust Committee held during the last fiscal year. The Grantor Trust Committee was established to administer the Company's deferred compensation plans and pension benefit makeup plan for its executives and the trusts established to protect the benefits to be received under these plans. The plans and trusts are described more fully herein.

The Company has a Non-Employee Directors' Deferred Compensation Committee which is a special committee created to administer the Non-Employee Directors' Deferred Compensation Plan. The committee presently consists of two members who are Gary G. Michael, Chairman, and John B. Carley, neither of whom has a financial interest in this plan. The committee held no meetings during the last fiscal year.

--------------------------------------------------------------------------------

DIRECTORS' FEES

--------------------------------------------------------------------------------

Directors who are employees of the Company do not receive additional compensation as directors. Directors who are not employees receive directors' fees of $30,000 per year plus $1,000 for each Board of Directors' and committee meeting attended.

Non-employee directors may elect to defer payment of their directors' fees into the Non-Employee Directors' Deferred Compensation Plan described in footnote 1 to the Summary Compensation Table on page 13.

Pursuant to the Albertson's, Inc. 1995 Stock Option Plan for Non-Employee Directors which became effective on May 26, 1995, each non-employee director is granted an option on the first business day after each annual stockholders' meeting of the Company during the ten-year term of the Plan. Each such option entitles the holder thereof to purchase 2,000 shares of the Common Stock of the Company at the closing market price on the date of the grant and may be exercised for ten years from the date of grant, pursuant to the terms of the Plan.

                                                                            LOGO

--------------------------------------------------------------------------------

COMPENSATION OF EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

The following table sets forth the compensation paid for each of the Company's last three fiscal years to (i) the Chief Executive Officer of the Company and
(ii) the four other most-highly compensated executive officers of the Company for the last completed fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                      ANNUAL                   COMPENSATION
                                                                   COMPENSATION                   AWARDS
                                                      --------------------------------------   ------------
                                                                                                SECURITIES
                                                                              OTHER ANNUAL      UNDERLYING       ALL OTHER
                 NAME AND                    FISCAL   SALARY(1)   BONUS(1)   COMPENSATION(2)    OPTIONS(3)    COMPENSATION(4)
            PRINCIPAL POSITION                YEAR       ($)        ($)            ($)             (#)              ($)
            ------------------               ------   ---------   --------   ---------------   ------------   ---------------
Gary G. Michael                               1997    $750,000    $351,000            --         100,000          $135,892
  Chairman of the Board and Chief             1996     750,000     292,500       $50,391               0           121,310
    Executive Officer and a director          1995     693,923     315,000            --          50,000           108,631
John B. Carley(5)                             1997     500,000           0            --               0           131,542
  Chairman of the Executive Committee         1996     500,423           0            --               0           119,485
    of the Board and a director               1995     610,000     256,200            --               0           108,558
Richard L. King                               1997     450,000     195,000            --          50,000             2,275
  President and Chief Operating Officer       1996     387,692     175,500            --          50,000             1,575
                                              1995     229,616     105,000            --          50,000             1,100
Carl W. Pennington                            1997     335,000      91,000            --          25,000            30,696
  Executive Vice President,                   1996     326,692      87,100            --               0            24,901
    Corporate Merchandising                   1995     287,616      91,000            --          25,000            19,846
Ronald D. Walk                                1997     335,000      91,000            --          25,000            26,586
  Executive Vice President,                   1996     326,692      87,100            --               0            21,430
    Retail Operations                         1995     283,462      91,000            --          25,000            17,039

--------------------------------------------------------------------------------

(1) Certain officers, including certain of the individuals named in the above table, were entitled to defer up to 50% of the aggregate amount of their salaries and bonuses and non-employee directors were entitled to defer up to 100% of their directors' fees pursuant to two substantially similar deferred compensation plans for officers and directors approved by the Board of Directors on December 5, 1983. A third plan, the 1990 Deferred Compensation Plan ("1990 Plan") was approved by the Board of Directors on December 4, 1989, effective as of January 1, 1990. Under the 1990 Plan, certain officers, including the individuals named in the above table, and certain highly compensated employees, are entitled to defer up to 35% of their salaries, and the Compensation Committee will defer, for "covered employees" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), that portion of the annual bonus which, in the judgment of the Compensation Committee, would not be deductible by the Company pursuant to the provisions of
Section 162(m). The Company does not expect to defer any such amounts in fiscal year 1998.

Salaries, bonuses and fees deferred into these plans accrue interest until benefits are completely distributed at the monthly Corporate Bond Yield Average with respect to average corporations as determined from the Moody's Bond Record published by Moody's Investor's Service, Inc. ("Moody's Average"), except when benefits are paid upon termination of employment following a change in control, death, retirement or (under the two initial plans) disability prior to termination of employment (collectively, "Certain Events"). In the case of such Certain Events, deferred amounts accrue interest at a rate equal to the Moody's Average plus 4% under the two initial plans or the Moody's Average plus 3% under the 1990 Plan. A fourth plan, the Non-Employee Directors' Deferred Compensation Plan was approved by the Board of Directors and by a special committee of the Board consisting of three employee directors on December 4, 1989. This plan permits non-employee directors to defer up to 100% of their directors' fees. Interest is accrued until benefits are completely distributed at the Moody's Average plus 3% in the case of Certain Events and at the Moody's Average in all other cases.

The Company has purchased cost recovery life insurance to cover its obligations under the two initial deferred compensation plans for officers and directors, and the Company is the owner of these policies. The Company has also purchased cost recovery life insurance to cover its obligations under the 1990 Plan and

--------------------------------------------------------------------------------

has transferred ownership of these policies to the trustee of the grantor trust established for the 1990 Plan (see discussion below). If assumptions as to mortality, experience, interest rates and other factors are realized, the Company or the trustee of the grantor trust, as applicable, will recover from such policies an amount equal to the benefit payments under these plans and the premium payments on the insurance policies. The plans, except for the Non-Employee Directors' Deferred Compensation Plan, are administered by the Grantor Trust Committee of the Board of Directors. The Non-Employee Directors' Deferred Compensation Plan is administered by the Non-Employee Directors' Deferred Compensation Committee, a committee of the Board consisting of two directors, neither of whom has a financial interest in the plan.

Pursuant to the foregoing plans, the individuals named in the table on page 13 have deferred the following amounts of salary paid or allocated to them for services rendered during the fiscal year ended January 29,1998: Mr. Michael, $73,558; Mr. King, $23,150; Mr. Pennington, $114,995; and Mr. Walk, $111,832.
Pursuant to the foregoing plans, the individuals named in the table on page 13 deferred the following amounts of salary paid or allocated to them for services rendered during the fiscal year ended January 30, 1997 (which includes, for Mr. Michael, $18,000 of bonus deferred by the Compensation Committee): Mr. Michael, $93,000; Mr. King, $16,350; Mr. Pennington, $114,087; and Mr. Walk, $97,933.
Pursuant to the foregoing plans, the individuals named in the table on page 13 deferred the following amounts of salary paid or allocated to them for services rendered during the fiscal year ended February 1, 1996: Mr. Michael, $61,442; Mr. King, $10,900; Mr. Pennington, $99,514; and Mr. Walk, $91,504. These amounts are included in the columns for salary or bonus in the table on page 13.

In order to secure the compensation deferred and interest accrued thereon under the deferred compensation plans already described, except for the Non-Employee Directors' Deferred Compensation Plan, the Company has established the Executive Deferred Compensation Trust and the 1990 Deferred Compensation Trust ("Deferred Compensation Trusts"), which are grantor trusts within the meaning of the Internal Revenue Code, Section 671. The Company has or intends to contribute cash, real estate, insurance policies or other property into the Deferred Compensation Trusts to provide for payment of benefits under the deferred compensation plans in the event of a change in control of the Company. The trusts are administered by the Grantor Trust Committee of the Board of Directors. These trusts become irrevocable upon the occurrence of certain events described in each trust as constituting a "potential change in control," and the Company is required to make certain contributions of cash to each trust upon the occurrence of certain other events described in each trust as constituting a "change in control."

The individuals named in the table on page 13 are eligible, along with all "eligible" employees (those who complete at least 1,000 hours of service during the twelve-month period commencing with their date of hire or with any anniversary thereof, are age 21 or over and (with certain exceptions) are not covered by a collective bargaining agreement), to defer a portion of their salary into the Albertson's Tax Deferred Savings Plan ("Savings Plan") which is a salary deferral plan pursuant to Section 401(k) of the Code. During the fiscal year ended January 29, 1998, the individuals named in the table on page 13 deferred the following amounts into the Savings Plan: Mr. Michael, $6,765; Mr. King, $9,489; and Mr. Walk, $9,484. During the fiscal year ended January 30, 1997, the individuals named in the table on page 13 deferred the following amounts into the Savings Plan: Mr. Michael, $6,620; Mr. King, $9,810; and Mr. Walk, $9,465. During the fiscal year ended February 1, 1996, the individuals named in the table on page 13 deferred the following amounts into the Savings
Plan: Mr. Michael, $6,184; Mr. King, $9,804; and Mr. Walk, $9,234. All amounts deferred into the Savings Plan by these individuals are included in the column for salary in the table on page 13.

(2) This column includes the value for income tax purposes of noncash personal benefits, except that amounts, which, when aggregated, did not exceed the lesser of $50,000 or 10% of compensation for any of the named executives are not included. The amount indicated for Mr. Michael for fiscal year 1996 includes $28,922 for the value of personal use of corporate aircraft.

(3) The Company has granted options to its employees for the purchase of the Company's Common Stock pursuant to three stock option plans: (i) the 1982 Incentive Stock Option Plan ("1982 Plan"), which was adopted by the stockholders in May 1982 and which expired in February, 1992; (ii) the 1986 Nonqualified Stock Option Plan ("1986 Plan"), which was adopted by the stockholders in May 1986 and expired in May 1996; and (iii) the 1995 Stock-Based Incentive Plan ("1995 Plan"), which was adopted by the stockholders in May 1995 and will expire in May 2005. The 1982 Plan and 1986 Plan provided for and the 1995 Plan provides for the issuance of stock options from time to time to key employees of the Company, including executive officers, designated by the Compensation Committee of the Board as (i) holding positions of substantial responsibility, (ii) demonstrating special capabilities and (iii) contributing significantly to fiscal performance. The stock option plans and related agreements contain provisions that, in certain circumstances, may cause the date of exercise for options

                                                                            LOGO

--------------------------------------------------------------------------------

granted thereunder to accelerate in the event there is a change in control of the Company. A description of the stock options granted to the named executives is set forth under the heading "Option Grants in Last Fiscal Year."

(4) This column includes $22,000 in fiscal years 1997, 1996 and 1995 for each of Gary G. Michael and John B. Carley, which is a fixed annual amount, in addition to salary and bonus, contributed by the Company and deferred into the deferred compensation plans described in footnote 1. The remaining amount consists of the "above-market" (as such term is defined in Item 402(b)(2)(iii)(C), Instruction 3, of Regulation S-K promulgated by the Securities and Exchange Commission) portion of the interest credited to the account of each of the named executives under the deferred compensation plans described in footnote 1. The "above-market" portion of the interest accrued when benefits are paid following the occurrence of "Certain Events," as that term is defined in footnote 1, is set forth in the table on page 13 because it is the larger amount of interest credited.

(5) Effective February 2, 1996, John B. Carley entered into an employment contract with the Company as Chairman of the Executive Committee of the Board of Directors for an annual salary of $500,000 for a period of three years, as well as all perquisites provided by the Company to senior executive officers and the annual $22,000 contribution to the deferred compensation plans described in footnote 1 for the three-year period. No bonus is to be paid for services rendered during the three-year period.

--------------------------------------------------------------------------------

                       OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                                                       INDIVIDUAL GRANTS
                                                       --------------------------------------------------
                                                       NUMBER OF    % OF TOTAL
                                                       SECURITIES    OPTIONS                                GRANT DATE VALUE
                                                       UNDERLYING   GRANTED TO                              ----------------
                                                        OPTIONS     EMPLOYEES    EXERCISE OR                   GRANT DATE
                                                        GRANTED     IN FISCAL    BASE PRICE    EXPIRATION   PRESENT VALUE(2)
                        NAME                              (#)          YEAR       ($/SH)(1)       DATE            ($)
                        ----                           ----------   ----------   -----------   ----------   ----------------
Gary G. Michael                                         100,000        6.68%      $45.6875     11/30/02(3)     $1,126,500
  Chairman of the Board and Chief Executive Officer
    and a director
Richard L. King                                          50,000        3.34        45.6875     11/30/07(4)        802,900
  President and Chief Operating Officer
Carl W. Pennington                                       25,000        1.67        45.6875     11/30/00(5)        173,625
  Executive Vice President, Corporate Merchandising
Ronald D. Walk                                           25,000        1.67        45.6875     11/30/00(5)        173,625
  Executive Vice President, Retail Operations

--------------------------------------------------------------------------------

(1) The closing market price on the date the option was granted.

(2) In accordance with the rules of the Securities and Exchange Commission, "Grant Date Value" has been calculated using the Black-Scholes model of option valuation, adjusted to reflect the option term representative of the individual's grant. The model also assumes: (a) a risk-free rate of return represented by the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the adjusted option term; (b) expected volatility using the implied volatility for call options traded on the date of the grant; and (c) a dividend yield determined by dividing the 1997 cash dividends declared by the option price. The values which may ultimately be realized by the holder of the reported option will depend on the market value of the Company's Common Stock during the periods during which the option is exercisable, which may vary significantly from the assumptions underlying the Black-Scholes model.

(3) Gary G. Michael was granted an option to purchase 100,000 shares of the Common Stock of the Company at the closing market price of the Common Stock on December 1, 1997, the date the option was granted. This option becomes exercisable in 50% annual increments after it has been held for three years.

(4) Richard L. King was granted an option to purchase 50,000 shares of the Common Stock of the Company at the closing market price of the Common Stock on December 1, 1997, the date the option was granted. This option becomes exercisable in 20% annual increments after it has been held for five years.

(5) Carl W. Pennington and Ronald D. Walk were each granted an option to purchase 25,000 shares of the Common Stock of the Company at the closing market price of the Common Stock on December 1, 1997, the date the option was granted. These options become exercisable in 50% annual increments after being held for one year.

                                                                            LOGO

--------------------------------------------------------------------------------

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES
--------------------------------------------------------------------------------

                                                                      NUMBER OF SECURITIES          VALUE+ OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                        OPTIONS AT FISCAL             OPTIONS AT FISCAL
                                                                            YEAR-END                      YEAR-END
                                        ACQUIRED ON     VALUE+     ---------------------------   ---------------------------
                                         EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                 NAME                       (#)          ($)           (#)            (#)            ($)            ($)
                 ----                   -----------   ----------   -----------   -------------   -----------   -------------
Gary G. Michael                           64,000      $1,395,000          0         230,000       $      0      $3,518,500
  Chairman of the Board and Chief
    Executive Officer and a director
Richard L. King                           14,400         435,200          0         178,600              0       2,254,300
  President and Chief Operating
    Officer
Carl W. Pennington                             0               0     20,000          70,000        612,500       1,048,438
  Executive Vice President, Corporate
    Merchandising
Ronald D. Walk                            10,000         161,250     10,000          80,000        306,250       1,354,688
  Executive Vice President, Retail
    Operations

--------------------------------------------------------------------------------

+ The dollar values are calculated by determining the difference between the closing price on the New York Stock Exchange Composite Tape for the Company's Common Stock at exercise or at fiscal year-end (January 29, 1998) for exercisable and unexercisable options and the exercise price of the options.

RETIREMENT BENEFITS

The Company has adopted two defined benefit pension plans that cover certain salaried and hourly-paid employees of the Company, both of which are governed by the Employee Retirement Income Security Act of 1974 ("ERISA"). One plan covers eligible salaried employees of the Company and the other plan covers eligible hourly-paid employees. "Eligible" employees are those who complete at least 1,000 hours of service during the twelve-month period commencing with their date of hire or with any anniversary thereof, are age 21 or over and (with certain exceptions) are not covered by a collective bargaining agreement. The amount of benefit paid under the plans depends upon the credited years of service and the compensation level of the participant. The compensation used in determining the retirement benefit for the individuals named in the Summary Compensation Table on page 13 consists of the employee's salary and deferred compensation and does not include bonus and noncash compensation.

The following table gives the estimated annual benefit payable upon retirement for participants in the salaried pension plan, including benefits payable under the Makeup Plan (as defined below). The estimates assume normal retirement at age 62 for employees at specified compensation levels (based on average earnings for the highest five consecutive years of service out of the last ten years) with various years of service with the Company.

--------------------------------------------------------------------------------

                               PENSION PLAN TABLE
--------------------------------------------------------------------------------

                                      YEARS OF SERVICE
COMPENSATION   ---------------------------------------------------------------
   LEVEL          20         25         30         35         40         45
------------------------------------------------------------------------------
10$0,000...    $ 27,000   $ 33,750   $ 40,500   $ 47,250   $ 54,000   $ 60,750
200,000...       54,000     67,500     81,000     94,500    108,000    121,500
300,000...       81,000    101,250    121,500    141,750    162,000    182,250
400,000...      108,000    135,000    162,000    189,000    216,000    243,000
500,000...      135,000    168,750    202,500    236,250    270,000    303,750
600,000...      162,000    202,500    243,000    283,500    324,000    364,500
700,000...      189,000    236,250    283,500    330,750    378,000    425,250
800,000...      216,000    270,000    324,000    378,000    432,000    486,000

--------------------------------------------------------------------------------

As of January 29, 1998, the years of service credited to the executive officers listed in the Summary Compensation Table on page 13 were: Mr. Michael, 32; Mr. Carley, 44; Mr. King, 32; Mr. Pennington, 34; and Mr. Walk, 36. Also as of such date, the covered compensation for the last fiscal year of these executive officers under the Company's pension plans was: Mr. Michael, $772,000; Mr. Carley, $522,000; Mr. King, $450,000; Mr. Pennington, $335,000; and Mr. Walk,
$335,000.

The amounts presented in the pension table are single life annuities notwithstanding the availability of joint and survivor annuity provisions. The pension benefit is not subject to any deduction for social security or other offset amounts.

Retirement benefits otherwise available to key executives under the Company's qualified defined benefit plans have been limited by the effects of the Internal Revenue Code of 1986, as amended (the "Code"). For example, the maximum annual benefit under a qualified pension plan under the Code is limited to $130,000 (subject to certain exceptions). The Company has complied with this limitation to assure continuing qualification of its plans. To offset the loss of retirement benefits associated with tax law limitations, the Company adopted a nonqualified "makeup" benefit plan ("Makeup Plan") effective June 1, 1988. Benefits are provided under this plan for key employees equal to those that would otherwise be lost by such plan qualification limitations. The Makeup Plan was amended in 1990 to extend certain benefits to participants in the 1990 Deferred Compensation Plan. All amounts for any benefits accrued under the Makeup Plan are included in the figures in the Summary Compensation Table on page 13.

In order to protect the benefits payable under the Makeup Plan, the Company has established the Executive Pension Makeup Trust ("Makeup Trust"), which is a grantor trust that is substantially similar to the Deferred Compensation Trusts described in footnote 1 to the Summary Compensation Table on page 13. The Makeup Trust is administered by the Grantor Trust Committee of the Board of Directors as are the Deferred Compensation Trusts.

                                                                            LOGO

--------------------------------------------------------------------------------

COMPENSATION COMMITTEE/
EXECUTIVE COMMITTEE REPORT

--------------------------------------------------------------------------------

OVERVIEW

For the fiscal year ended January 29, 1998, the Compensation Committee and the Executive Committee in a joint meeting established the annual salaries of the Chairman and Chief Executive Officer ("CEO") and the President and Chief Operating Officer ("President") and determined that the annual salaries of the Executive Vice Presidents recommended by the CEO were reasonable based upon its analysis of the factors discussed below and approved those annual salaries. The annual salaries of the other executive officers were determined by the CEO and were reviewed by the Compensation Committee and Executive Committee in a joint meeting. The Compensation Committee approved the Albertson's, Inc. Senior Operations Executive Officer Bonus Plan (the "Bonus Plan"), subject to stockholder approval which was obtained at the 1997 Annual Meeting of Stockholders. The performance goals for the senior operations executive officers as defined in the Bonus Plan (the "Senior Operations Executive Officers") and which included four of the five executives named in the Summary Compensation Table were approved by the Compensation Committee as well as the performance goals for the other officers of the Company. The Compensation Committee then determined that the performance goals had been met which determined the amount of the annual bonuses paid for the fiscal year. The Compensation Committee approved all grants of stock options during the fiscal year, as recommended by the CEO (except in the case of the option granted to the CEO which was recommended by the members of the Compensation Committee); and options were granted to four of the five executives named in the Summary Compensation Table. All decisions of the Compensation Committee and the Executive Committee were reported to the Board of Directors.

EXECUTIVE OFFICER COMPENSATION POLICY

The compensation policy of the Company, which is applied by the Compensation Committee and the Executive Committee to the compensation of the CEO, President and Executive Vice Presidents and by the CEO to the compensation of the other executive officers, is to set compensation so as to attract and retain the highest quality people who will contribute to the long-term performance and long-term growth of the Company. To this end, annual compensation for executive officers (except for the Chairman of the Executive Committee) consists of an annual salary which is not directly dependent upon the Company's performance in that fiscal year and an annual bonus which is paid after the end of the fiscal year and which is computed as a percentage of annual salary. As discussed in more detail below, the annual bonus is directly dependent upon the Company's performance in the completed fiscal year. It is the Company's long-standing policy that the annual bonus make up a substantial portion of executive officer compensation.

In accordance with this overall policy, the Company provides retirement benefits to encourage executive officers to stay with the Company. To this end, the executive officers participate in the defined benefit pension plan that covers eligible salaried employees of the Company as well as in the nonqualified "makeup" benefit plan which provides benefits for key employees equal to those that would otherwise be lost by certain plan qualification limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"). Both of these plans are described under the heading "Retirement Benefits." For each of the CEO and Chairman of the Executive Committee, the Company has agreed to contribute $22,000 for the fiscal year, in lieu of salary, to the deferred compensation plans established by the Company which are described in footnote 1 to the Summary Compensation Table. The executive officers are also eligible to contribute amounts from their annual salary to the

--------------------------------------------------------------------------------

Company-wide 401(k) plan and/or the deferred compensation plans described in footnote 1 to the Summary Compensation Table.

At the 1997 Annual Stockholders' Meeting, the Company's stockholders approved the Bonus Plan which is designed to meet the requirements of Section 162(m) of the Code so that all remuneration paid by the Company for fiscal year 1997 was deductible under Section 162(m) of the Code.

Executive Officer Compensation

Executive officer compensation (except the compensation for the Chairman of the Executive Committee) consists of two annual components: (i) an annual salary which is determined upon the basis of a number of factors, only one of which is the Company's overall performance in prior fiscal years and (ii) an annual bonus which is determined solely on the basis of the Company's performance during the fiscal year (an additional bonus may be granted for exceptional services to the Company as approved by the Compensation Committee); and one long-term component: stock options, the value of which is directly dependent upon the Company's long-term performance.

  Annual Salaries --
  Compensation Committee and
  Executive Committee

In determining the annual salaries (including increases) for the CEO, the President and the Executive Vice Presidents for the last fiscal year, the Compensation Committee and Executive Committee in a joint meeting considered a number of factors. These factors included the experience and responsibilities of the executive officers, the Company's overall performance in prior fiscal years and the role of the executive officers in achieving such performance. The consideration of overall performance was not based on specific measures of performance. The Compensation Committee did not give any specific weight to these factors in determining the annual salary component of compensation. For background purposes only, and not to establish specific target compensation levels, the Compensation Committee also reviewed three wholesaler/retailer compensation comparison surveys prepared by third parties. One of the third-party comparison surveys included four of the six companies in the Standard & Poor's Retail Store-Food Chains Index used in the Performance Graph on page 23 and two of the surveys included three of those companies. The annual salary of the Chairman of the Executive Committee was established pursuant to an employment agreement which is described in footnote 5 to the Summary Compensation Table. The Chairman of the Executive Committee did not receive a bonus and was not eligible to be granted stock options.

In reviewing the annual salary structure for the other executive officers for the last fiscal year, the Compensation Committee and the Executive Committee considered the recommendations of the CEO as well as factors similar to those set forth above. The Compensation Committee and the Executive Committee did not give any specific weight to any of these factors in determining the annual salary component of compensation.

  Annual Bonus --
  Compensation Committee

The performance goals approved by the Compensation Committee (pursuant to the stockholder approved Bonus Plan with respect to the Senior Operations Executive Officers which included four of the five executives set forth in the Summary Compensation Table) set forth a scale of percentages of annual salary to be paid if certain Company-wide sales volume increases over the prior fiscal year were achieved by the Company and a scale of percentages of annual salary to be paid if certain Company-wide net earnings increases over the prior fiscal year were achieved by the Company. The percentage of annual salary to be paid as annual bonus increased for the more senior officers in recognition of the leadership roles of the senior officers.

The Compensation Committee established the annual bonuses based upon the sales volume increases and the net earnings increases that

                                                                            LOGO

--------------------------------------------------------------------------------

were achieved. The annual bonuses that were paid to the Senior Operations Executive Officers were less than the maximum bonuses that could have been paid under the terms of the Bonus Plan and the performance goals established pursuant to the Bonus Plan. Accordingly, the annual bonus of the CEO was set at 39% of his current annual salary, and the annual bonus of the President was set at 39% of his current annual salary. The Chairman of the Executive Committee did not receive an annual bonus. The annual bonus of the Executive Vice President, Corporate Merchandising whose compensation is disclosed in the Summary Compensation Table was set at 26% of his current annual salary. The annual bonus of the Executive Vice President, Retail Operations whose compensation is disclosed in the Summary Compensation Table was set at 26% of his current annual salary.

  Stock Options --
  Compensation Committee

Stock options are granted from time to time by the Compensation Committee to certain employees of the Company, including executive officers. Stock options are granted by the Compensation Committee to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees and thus promote the success of the business of the Company. Criteria used by the Compensation Committee in making stock option grants include the potential for a person in the employee's position to make a significant contribution to the Company's performance; the employee's past performance; the employee's length of service with the Company; an evaluation of the employee's potential for advancement; and factors bearing on the desirability of encouraging continuance of the employee's employment with the Company. The Committee also considers the amount and terms of previous option grants when determining the grant of options. Based on these factors, the Compensation Committee determined that the recommendations received from the CEO of those employees to whom it would be appropriate to grant stock options were reasonable and granted those stock options. The Committee also granted a stock option to the CEO. Stock options were granted during the last fiscal year to four of the five executive officers named in the Summary Compensation Table as set forth in that table. These options were granted based on the factors outlined above and are described in the table "Option Grants in Last Fiscal Year."

  Compensation of the CEO --
  Compensation Committee

The compensation of Gary G. Michael, Chairman of the Board and Chief Executive Officer, consists of the same elements as for other executive officers, which are annual salary, annual bonus based upon the performance of the Company during the fiscal year and stock options, as well as the $22,000 payment, in lieu of salary, to the deferred compensation plans described in footnote 1 to the Summary Compensation Table. Mr. Michael also participates in the retirement programs and in the optional deferrals of annual salary into the 401(k) plan and the deferred compensation plans discussed herein.

Mr. Michael's annual salary was not based upon specific measures of the Company's performance during the fiscal year. His annual salary determination was based on the Compensation Committee's evaluation of his performance during the prior fiscal year which included the financial results reflected in the Performance Graph set forth on page 23 of this Proxy Statement and nonfinancial factors including strategic planning for the future of the Company, as well as the factors discussed previously under the heading "Annual
Salaries -- Compensation Committee And Executive Committee." His annual bonus was based upon the achievement of the specific Company-wide sales volume increases and net earnings increases discussed previously under the heading "Annual Bonus -- Compensation Committee." His annual bonus was 39% of his current annual salary. Mr. Michael was granted a stock option during fiscal year 1997 which is described in the table "Option Grants in Last Fiscal Year."

--------------------------------------------------------------------------------

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

  John B. Fery,            Clark A. Johnson
    Chairman               Will M. Storey
  A. Gary Ames

EXECUTIVE COMMITTEE OF THE BOARD OF DIRECTORS

  John B. Carley,          Charles D. Lein
    Chairman               Warren E. McCain
  Cecil D. Andrus          Gary G. Michael*
  John B. Fery

*Mr. Michael did not participate as a member of the Executive Committee in any of the decisions that are described in the Compensation Committee/Executive Committee Report.

COMPENSATION COMMITTEE AND
EXECUTIVE COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The members of the Compensation Committee are John B. Fery, Chairman, A. Gary Ames, Clark A. Johnson and Will M. Storey. The members of the Executive Committee are John B. Carley, Chairman, Cecil D. Andrus, John B. Fery, Charles
D. Lein, Warren E. McCain and Gary G. Michael.

Gary G. Michael, Chairman of the Board and Chief Executive Officer, has served on the Executive Committee since 1993. Mr. Michael did not participate as a member of the Executive Committee in any of the decisions that are described in the Compensation Committee/Executive Committee Report.

                                                                            LOGO

--------------------------------------------------------------------------------

PERFORMANCE GRAPH

The following graph provides a comparison of the five-year cumulative total return* for the Standard & Poor's 500 Index, the Standard & Poor's Retail Store-Food Chains Index and the Company.

                                                                                             S & P Retail
                 Measurement Period                      Albertson's,                           (Food
                (Fiscal Year Covered)                        Inc.           S & P 500          Chains)
1/93                                                                100               100               100
1/94                                                                111               113                97
1/95                                                                126               113               105
1/96                                                                146               157               133
1/97                                                                153               199               156
1/98                                                                212               252               213

* $100 invested on January 31, 1993 in stock or index, including reinvestment of dividends. Fiscal year ending January 31.

--------------------------------------------------------------------------------

AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

(PROPOSAL 2)

--------------------------------------------------------------------------------

On March 2, 1998, the Board of Directors (the "Board") unanimously adopted, subject to approval by the stockholders at the Annual Meeting, an increase in the number of shares of authorized Common Stock, $1.00 par value per share (the "Common Stock"), from 600 million shares to 1.2 billion shares. This increase would be accomplished by adopting an amendment (Proposal 2) to Article Fourth of the Company's Restated Certificate of Incorporation (the "Certificate"). Exhibit A to this Proxy Statement sets forth the text of the amendment, which changes the first sentence of Article Fourth. As of April 7, 1998, 245,781,966 shares of Common Stock were issued and outstanding. Of the remaining shares, 12,038,710 were reserved for issuance under the Company's stock option plans. Proposal 2 would increase the number of authorized, unissued and unreserved shares of Common Stock to approximately 940 million shares. No change is proposed with respect to the 10 million shares of Preferred Stock authorized by the Certificate, of which 3 million shares have been designated as Series A Junior Participating Preferred Stock in connection with the Stockholder Rights Plan Agreement discussed below.

The Board believes that Proposal 2 is desirable, among other reasons, to provide flexibility to declare stock splits or dividends payable in Common Stock without further authorization by stockholders. Authorization for such additional shares will also enable the Company to take prompt advantage of market conditions and the availability of favorable opportunities for the acquisition of other companies using the Company's Common Stock. Authorization at this time will permit such action without the delay and expense incident to holding a special meeting of stockholders should the need for the issuance of additional shares arise. The Company has no immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of Common Stock which would be authorized by Proposal 2.

The issuance of additional shares of Common Stock by the Company may, depending on the circumstances under which such shares are issued, reduce stockholders' equity per share and reduce the percentage of ownership of Common Stock of existing stockholders. The issuance of additional shares of Common Stock in payment of a stock dividend or to effect a stock split, however, would not reduce any stockholders' interest in the earnings of the Company or reduce the percentage of ownership of the Common Stock of existing stockholders. As set forth in the Company's Certificate, no holder of Common Stock has any preemptive rights with respect to such Common Stock. In addition, unless required by applicable laws or stock exchange regulations, no further authorization by vote of stockholders will be solicited for such issuance. Under existing New York Stock Exchange regulations, approval of a majority of the holders of Common Stock would be required prior to the issuance of additional shares of Common Stock or securities convertible into or exercisable for Common Stock, other than in a public offering for cash, as a prerequisite to listing on the New York Stock Exchange if (i) the Common Stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for Common Stock, or (ii) the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock.

The proposed increase in authorized shares of Common Stock could also make attempts to acquire control of the Company more difficult. For example, issuance of shares of Common Stock could dilute the ownership interest and voting power of stockholders of the Company who are seeking control. Although the Board has no pre-

                                                                            LOGO

--------------------------------------------------------------------------------

sent intent to do so, shares of Common Stock could be issued in a private placement to one or more persons or organizations sympathetic to management in opposing a takeover bid that the Board has deemed not be in the best interest of the Company and its stockholders, or in other circumstances that could make more difficult, and thereby discourage, attempts to acquire control of the Company. To the extent that it impedes any such attempts, Proposal 2 may serve to perpetuate the tenure of management. It should be noted, however, that although Proposal 2 would increase the number of shares of Common Stock available for issuance, the Board currently has authority to take such actions and such authority itself would not be increased by Proposal 2. The Company has no knowledge that anyone is considering a takeover of the Company.

The stockholders of the Company have previously approved certain measures designed to lessen the likelihood of a successful hostile takeover or change in control of the Company and to encourage fair treatment of all stockholders in the event of a takeover. These provisions include (i) the authorization of 10 million shares of Preferred Stock, 3 million of which have been previously designated and 7 million of which may be designated on such terms as may be fixed by the Board of Directors without further action by stockholders, (ii) a classified Board of Directors with three classes of directors serving staggered three-year terms, which prevents the entire Board of Directors from being replaced at a single Annual Meeting of Stockholders, (iii) a provision stating that Directors may be removed only for cause and only upon the affirmative vote of the holders of 75% of the outstanding voting stock of the Company, (iv) a provision requiring the affirmative vote of the holders of 80% of the outstanding voting stock of the Company to approve certain business transactions (such as mergers or sales of assets) involving an entity which beneficially owns 10% or more of the outstanding voting stock of the Company, (v) a provision requiring the affirmative vote of the holders of 75% of the outstanding voting stock of the Company to amend the Certificate to change the number or classes of Directors, (vi) a provision stating that special meetings of stockholders may be called only by the Chairman, Vice Chairman, President or a majority of the Board of Directors and (vii) provisions requiring advance notice of stockholder nominations of candidates for election to the Board of Directors and of other stockholder proposals.

In addition, on December 2, 1996, the Company adopted a Stockholder Rights Plan Agreement (the "Rights Plan"). Under the terms of the Rights Plan, all stockholders of record on the close of business on March 21, 1997, received, for each share owned, a preferred stock purchase right (each a "Right" and, collectively, the "Rights") entitling the holder thereof to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $160 per share. The Rights are not exercisable until the earlier of (i) the tenth business day following the public announcement that any person has acquired, or has obtained the right to acquire, 15% or more of the outstanding voting stock of the Company or (ii) the tenth business day following commencement of a tender offer or exchange offer by any person for 15% or more of the outstanding voting stock of the Company, or on such later date as the Board of Directors may designate.

The Rights Plan provides that if any person or group becomes the beneficial owner of more than 15% of the outstanding Common Stock of the Company, each holder of a Right will generally be entitled to purchase at the exercise price a number of shares of the Company's Common Stock having a market value of twice the exercise price. The Rights Plan further provides that if, at any time after the Rights become exercisable, the Company is acquired in a business combination transaction by a person or group which is the holder of more than 15% of the outstanding Common Stock of the Company prior to such transaction, and the Company is not the surviving corporation, or more than 50% of the Company's assets or earning power is transferred or sold, each holder of a Right will generally be entitled to purchase shares of the acquiring Company's common stock having a market value of twice the exercise price.

--------------------------------------------------------------------------------

Generally, at any time until ten days following the date that any group or person becomes the holder of 15% or more of the outstanding Common Stock of the Company, the Rights may be redeemed in whole, but not in part, at a price of $.001 per share. The Rights Plan is designed to protect the value of the stockholders' investment in the Company, while not preventing the consummation of a transaction in which all stockholders receive a fair price for their stock and which is otherwise in the best interests of the Company.

In order to secure plan benefits under each of the deferred compensation plans adopted for management and highly compensated employees as well as under the Makeup Plan (collectively, the "Plans"), three trusts have been established into which the Company has contributed a combination of cash, real estate and other property to provide for the payment of benefits under the Plans in the event of a change in control of the Company. These trusts may have the effect of deterring persons seeking to acquire control of the Company.

Each of the Company's stock option plans (except the option plan for the non-employee directors) provide that the options granted pursuant to such plans will become immediately exercisable upon the occurrence of certain events involving a change of control of the Company, as enumerated in the plans. These provisions may also have the effect of deterring an attempt to acquire control of the Company.

The Board of Directors is not presently considering other measures that it believes would have an anti-takeover effect.

The affirmative vote of holders of a majority of the Company's issued and outstanding shares entitled to vote at the meeting is required to approve Proposal 2.

IN VIEW OF ALL OF THE ABOVE CONSIDERATIONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

--------------------------------------------------------------------------------

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 3)

--------------------------------------------------------------------------------

Upon the recommendation of its Audit Committee, the Board of Directors has reappointed Deloitte & Touche LLP as independent auditors for the fiscal year ending January 28, 1999, and is requesting ratification by the stockholders for such reappointment. Deloitte & Touche LLP has audited the financial statements of the Company for each fiscal year since 1967.

In the event this proposal is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of a fiscal year, it is contemplated that the appointment for the 1998 fiscal year will be permitted to stand unless the Board of Directors finds other reasons for making a change.

Services to be performed by Deloitte & Touche LLP for the 1998 fiscal year will include, among other things, audit of annual financial statements, limited review of quarterly financial information and consultations in connection with various financial reporting, accounting and income tax matters. Representatives of Deloitte & Touche LLP will attend the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3.

                                                                            LOGO

--------------------------------------------------------------------------------

STOCKHOLDER PROPOSAL
(PROPOSAL 4)

--------------------------------------------------------------------------------

Gerald R. Armstrong, the holder of 1,914 shares of the Company's Common Stock, whose address is 910 Fifteenth Street, No. 754, Denver, Colorado 80202-2924, has notified the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

STOCKHOLDER RESOLUTION:

Resolved: That the shareholders of ALBERTSON'S, INC., assembled in person and by proxy in an annual meeting, request that the Board of Directors take those steps necessary to cause annual elections for all directors by providing that at future elections in annual meeting, all directors be elected annually and not by classes as is now provided and that on the expiration of the present terms their subsequent elections shall also be on an annual basis.

STOCKHOLDER SUPPORTING STATEMENT:

For many of Albertson's most profitable years, one year terms were in place in the election of Directors when performance warranted re-election without the fears expressed by current management.

It is noteworthy that shareholders of Chase Manhattan received one year terms for their directors upon merging with Chemical Bank.

Recently, Ameritech, Time-Warner, Lockheed Martin, Campbell Soups, Atlantic Richfield, Pacific Enterprises, Westinghouse, and other corporations have replaced three year terms with the annual election of all directors.

Occidental Petroleum Corporation stated in its 1997 proxy statement in support of replacing three year terms with one year terms for its directors:

"the current Board of Directors . . . does recognize that under current views of corporate governance a classified board is believed to offer less protection against unfriendly takeover attempts than previously assumed while frustrating stockholders in their exercise of oversight of the board. The Board of Directors believes that the best interests of the stockholders are not currently served by maintaining a classified board . . . ."

These actions have increased shareholder voting rights by 300% -- and, at no cost to the shareholders.

The proponent believes the current system produces only a facade of continuity which should be displaced; and accountability and performance be substituted as the basis for re-election to our board of directors.

At ALBERTSON'S, this procedure will allow shareholders an opportunity to register annually their reviews of the performance of the board collectively and of each director, individually. Concern that annual elections of all directors would leave ALBERTSON'S without experienced directors is unfounded.

If you agree, please vote FOR this proposal. If your proxy card is unmarked on this issue, your shares will be automatically voted "against" this proposal.

--------------------------------------------------------------------------------

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

--------------------------------------------------------------------------------

Your Board of Directors recommends a vote AGAINST Proposal 4 for the following reasons:

Your Board of Directors believes that a classified board continues to serve the Company, you, the stockholders, and those with whom the Company does business by permitting all to rely on the consistency and continuity of corporate policy. At the same time, annual elections in which approximately one-third of the board is elected each year offer stockholders a regular opportunity to renew and reinvigorate corporate decision-making while maintaining the basic integrity of corporate policy from year-to-year for the benefit of all who rely on it.

A system of classified directors also benefits stockholders by making corporate takeovers by proxy contest more difficult. Since only approximately one-third of the Company's directorships are filled at any annual meeting of stockholders, it is impossible to elect an entire new board or even a majority of the board at a single meeting. Incumbent directors always represent a majority of the Board and are in a position to protect the interests of all stockholders.

The stockholders of the Company adopted the present system of classified directors at the 1980 Annual Meeting of Stockholders by a vote of 77% of the outstanding shares.

Our stockholders have consistently rejected a similar proposal for the past four years. While a stockholder has the right to submit this proposal again this year (and year after year, provided the proposal receives at least 10% of the vote), your Board of Directors believes that the reasons relied on by the Company in prior years remain persuasive and that the proposal should continue to be defeated by the stockholders.

FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4.

--------------------------------------------------------------------------------

OTHER MATTERS

--------------------------------------------------------------------------------

The Company is not aware of any other matters to be submitted at the Annual Meeting of Stockholders. If any other matters properly come before the meeting, it is the intention of the proxy holders to vote the shares they represent as the Board of Directors may recommend.

--------------------------------------------------------------------------------

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

--------------------------------------------------------------------------------

As required by Securities and Exchange Commission rules under Section 16 of the Securities Exchange Act of 1934, as amended, the Company notes that, due to clerical error, the option exercise of 1,600 shares by Dennis C. Lucas, Senior Vice President and Regional Manager, on October 6, 1997 was not reported in a timely manner.

--------------------------------------------------------------------------------

DEADLINE FOR RECEIPT OF STOCKHOLDERS' PROPOSALS

--------------------------------------------------------------------------------

Proposals by stockholders of the Company that are intended to be presented to the stockholders at the Company's 1999 Annual Meeting must be received by the Company no later than December 18, 1998 in order that they may be included in the Proxy Statement and proxy card for that meeting.

                                                                            LOGO

--------------------------------------------------------------------------------

                                                                       EXHIBIT A
PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE RESTATED CERTIFICATE OF INCORPORATION OF ALBERTSON'S, INC.
--------------------------------------------------------------------------------

(Underscored to show changes that would be made by proposed amendment)

FOURTH: The aggregate number of shares of stock of all classes which this Corporation has authority to issue is one billion two hundred and ten million (1,210,000,000) of which one billion two hundred million (1,200,000,000) shares shall be Common Stock with a par value of one dollar ($1.00) per share, and ten million (10,000,000) shares shall be Preferred Stock with a par value of one dollar ($1.00) per share.

PROXY


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                                ALBERTSON'S INC.


The undersigned hereby appoints Gary G. Michael, John B. Carley and Richard L. King, and each of them, as Proxies for the undersigned, each with full power of substitution, to represent the undersigned and to vote all shares of Common Stock of Albertson's, Inc. (the "Company") that the undersigned is entitled to vote in the manner indicated on the reverse side hereof, and with discretionary authority as to any other matters that may properly come before the meeting as set forth under the heading "Other Matters" in the accompanying Proxy Statement. If no other indication is made, the proxyholders will vote FOR (i) the election of director nominees; (ii) the proposal to amend the Company's Restated Certificate of Incorporation to increase the Company's authorized Common Stock, and (iii) the ratification of the appointment of the independent auditors and will vote AGAINST proposal 4 at the Annual Meeting of Stockholders of the Company to be held on Friday, May 22, 1998, and at any and all adjournments thereof.

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)




                         ANNUAL MEETING OF STOCKHOLDERS
                              FRIDAY, MAY 22, 1998

                                   10:00 A.M.


                           BOISE CENTRE ON THE GROVE
                                850 FRONT STREET
                                  BOISE, IDAHO

                                                                  PLEASE MARK
                                                                  YOUR VOTE
                                                                  LIKE THIS [X]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

                                                                  WITHHOLD
                                                                 AUTHORITY
                                                     FOR        to vote for
                                                 all nominees     nominees
1.  ELECTION OF FIVE DIRECTORS TO CLASS III,         [ ]            [ ]
    NOMINEES: Cecil D. Andrus; John B. Fury,
             Richard L. King, J.B. Scott,
             Will M. Storey

To withhold authority for any individual nominee, check the "FOR" all nominee box above and write that nominee's name on the line below:

-----------------------------------------------------------------------------


2.  APPROVAL OF PROPOSAL TO AMEND ARTICLE FOURTH    FOR   AGAINST  ABSTAIN
    OF THE COMPANY'S RESTATED CERTIFICATE OF       [ ]     [ ]      [ ]
    INCORPORATION TO INCREASE THE COMPANY'S
    AUTHORIZED COMMON STOCK FROM 600 MILLION TO
    1.2 BILLION SHARES

3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT      FOR   AGAINST  ABSTAIN
    AUDITORS.                                       [ ]     [ ]      [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
    PROPOSAL 4.                                     FOR   AGAINST  ABSTAIN
                                                    [ ]     [ ]      [ ]
4.  STOCKHOLDER PROPOSAL TO RECLASSIFY THE BOARD
    OF DIRECTORS

                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED THEREIN. IF NO DIRECTOR IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

Signature(s)                                           Dated:             , 1998
            ------------------------------------------       -------------


THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME APPEARS HEREON. Executors, administrators, trustees and so forth, should give full title as such. If the signatory is a corporation, please sign full corporate name by a duly authorized official. If a partnership, please sign in partnership name by an authorized party. If shares are held in multiple names, at least one must sign as an authorized party.


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